Exhibit 5.1
December 19, 2006
IXYS Corporation
3540 Bassett St.
Santa Clara, CA 95054
Re:     Registration Statement on Form S-8
Ladies and Gentlemen:
     You have requested our opinion with respect to certain matters in connection with the filing by IXYS Corporation, a Delaware corporation (the “Company”), of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about December 19, 2006, in connection with the registration under the Securities Act of 1933, as amended, of 4,631,250 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), issuable pursuant to the IXYS Corporation 1999 Equity Incentive Plan (the “IXYS Plan”).
     With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following: (i) the Certificate of Incorporation of the Company, as amended to date, as filed with the Secretary of State of the state of Delaware; (ii) the Bylaws of the Company, as amended to date; (iii) Resolutions of the Board of Directors of the Company adopted at a meeting held on May 12, 2006; (iv) the IXYS Plan; and (v) the Registration Statement.
     We have assumed that (a) the documents and signatures examined by us are genuine and authentic, (b) the conformity to the originals of all documents submitted to us as copies, (c) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof, (d) the genuineness of all signatures and (e) the legal capacity and competency of all natural persons. We have also assumed that there are no agreements of understandings between or among the Company and any participants in the IXYS Plan that would expand, modify or otherwise affect the terms of the IXYS Plan or the respective rights or obligations of the participants thereunder.
     Based solely upon our review of items (i) through (v) above and on the basis of the foregoing assumptions, qualifications and limitations stated herein and in reliance on the statements of fact contained in the documents we examined, it is our opinion that the Shares will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full) when issued and sold in accordance with the Registration Statement, the IXYS Plan and the stock awards granted under the IXYS Plan.
     We hereby expressly consent to any reference to our firm in the Registration Statement under the caption “Legal Matters,” and the prospectus that forms a part thereof and the inclusion of this Opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Greenberg Traurig, LLP